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                      [Letterhead of KPMG Peat Marwick LLP]

               Consent of Independent Certified Public Accountants

The Board of Directors
Commercial Net Lease Realty, Inc.

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                             /s/ KPMG Peat Marwick LLP

Orlando, Florida
March 20, 1998